American Axle & Manufacturing Holdings, Inc. Change in Control Plan

1.
Purpose. The purpose of the American Axle & Manufacturing Holdings, Inc. Change in Control Plan (the “Plan”) is to provide select employees with the title of Vice President and above and certain other associates as determined by the Administrator in its sole discretion from time to time of the Company or any of its Subsidiaries with the opportunity to receive severance protections in connection with a Change in Control of the Company (each as defined below). The purpose of the Plan is to attract and retain talent and to assure the present and future continuity, objectivity and dedication of management in the event of any Change in Control to maximize the value of the Company on a Change in Control.

2.	Definitions. For purposes of this Plan, the following words and phrases have the meanings specified below:

1.	“Accountants” has the meaning set forth in Section 8.2.

2.	“Administrator” has the meaning set forth in Section 3.

3.	“Benefit Continuation” has the meaning set forth in Section 6.2.

4.
“Base Salary” means the greater of the highest rate of annual base salary paid to the Participant by the Company or any of its Subsidiaries during either (a) the twelve (12)-month period preceding the Participant’s date of termination or (b) the twelve (12)-month period preceding the Change in Control Date.

5.	“Board” means the Board of Directors of the Company.

6.	“Cause” means any one or more of the following:

(a)	the Participant’s willful and continued failure or refusal to perform the duties reasonably required of him or her as an employee of the Company or any of its Subsidiaries;

(b)
the Participant’s conviction of, or plea of nolo contendere to (i) any felony or (ii) another crime involving dishonesty or moral turpitude or which reflects negatively upon the Company or its Subsidiaries or affiliates or otherwise impairs or impedes its operations;

(c)
the Participant’s engaging in any willful misconduct, gross negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is injurious to the Company or its Subsidiaries or affiliates;

(d)	the Participant’s material breach of any applicable employment agreement, any restrictive covenant or any material written policy of the Company or its Subsidiaries or affiliates;

(e)	the Participant’s material failure to comply with any material applicable laws and regulations or professional standards relating to the business of the Company or its Subsidiaries or affiliates; or

(f)	any other misconduct by the Participant that is injurious to the financial condition or business reputation of the Company or its Subsidiaries or affiliates;

provided, however, that with respect to clauses (a), (c), (d), (e) and (f) the Company must notify the Participant of the conduct that is the basis for the potential Cause termination in writing within forty-five (45) days of its initial existence and the Participant shall have thirty (30) days to cure such conduct, to the extent it can be cured, to prevent a termination for Cause by the Company. If the Participant cures the conduct that is the basis for the potential termination for Cause within such thirty (30) day period, the Company’s notice of termination shall be deemed withdrawn.

7.	“Change in Control” means any one of the following:

(a)
any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act other than the Company or a wholly-owned Subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, becomes the beneficial owner of the Company’s securities having 30% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business);

(b)
as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;

(c)
during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period; or

(d)
the stockholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a liquidation of the Company into a wholly owned subsidiary.

8.	“Change in Control Date” means the date on which a Change in Control is consummated.

9.	“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor thereto.

10.	“Committee” means the Compensation Committee of the Board.

11.	“Company” means American Axle & Manufacturing Holdings, Inc., and any successor.

12.	“Covered Payments” has the meaning set forth in Section 8.1.

13.	“Date of Separation” means, with respect to a Participant, the date on which a Participant incurs a termination of employment.

14.	“Effective Date” has the meaning set forth in Section 16.

15.	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

16.	“Excise Tax” has the meaning set forth in Section 8.1.

17.	“Good Reason” means any one or more of the following actions or omissions:

(a)	any material reduction in a Participant’s position, authority, duties or responsibilities following the Change in Control as compared to such level immediately prior to the Change in Control;

(b)	any material reduction in a Participant’s annual base salary or bonus opportunity as in effect immediately prior to the Change in Control; or

(c)
the relocation (other than by mutual agreement) of the office at which the Participant is to perform the majority of his or her duties following the Change in Control to a location more than 50 miles from the location at which the Participant performed such duties prior to the Change in Control;

provided, however, that the Participant must provide the Company with (a) forty-five (45) days advance notice of termination in writing and (b) notice of the conduct that is the basis for the potential Good Reason termination in writing within ninety (90) days of its initial existence, such notice shall describe the conduct the Participant believes to constitute Good Reason. The Company shall have thirty (30) days to cure such conduct upon receipt of the notice of termination from the Participant. If the Company cures the conduct that is the basis for the potential termination for Good Reason within such thirty (30) day period, the Participant’s notice of termination shall be deemed withdrawn. If the Participant does not give notice to the Company as described in this Section 2.17 within ninety (90) days after an event giving rise to Good Reason, the Participant’s right to claim Good Reason termination on the basis of such event shall be deemed waived.

18.	“Participant” has the meaning set forth in Section 4.

19.	“Payment Date” has the meaning set forth in Section 6.1.

20.	“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

21.	“Plan” means this American Axle & Manufacturing Holdings, Inc. Change in Control Plan, as described in this document and as amended from time to time.

22.
“Qualifying Event” means the termination of a Participant’s employment with the Company or any Subsidiary occurring within the two (2)-year period commencing on the Change in Control Date by reason of either (i) a termination of the Participant’s employment by the Company or a Subsidiary without Cause or (ii) a resignation by the Participant for Good Reason.

23.
“Reference Bonus” means the greater of (a) the target annual bonus amount for the year in which the Change in Control occurs; or (b) the target annual bonus amount for the year in which the Participant’s termination of employment occurs.

24.	“Release” has the meaning set forth in Section 7.

25.	“Severance Multiple” means the number applicable to a Participant’s position as set forth on Exhibit A, as amended from time to time.

26.	“Subsidiary” means any Person (other than the Company) of which 50% or more of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

3.
Administration. The Plan shall be administered by the Committee (the “Administrator”). Subject to the provisions of the Plan, the Administrator shall have exclusive authority to interpret and administer the Plan, to establish, amend and rescind appropriate rules and regulations relating to the Plan, to delegate some or all of its authority under the Plan to the extent permitted by law, and to take all such steps and make all such determinations in connection with the Plan and the benefits granted pursuant to the Plan as it may deem necessary or advisable. Any decision of the Administrator in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

4.
Eligibility. The participants under the Plan shall be limited to (i) employees of the Company or any Subsidiary of the Company having the title of Vice President and above, other than those employees who have an employment agreement or other separate arrangement providing for severance on or following a change in control event (the “Automatic Participants”) and (ii) certain other associates of the Company, or any Subsidiary of the Company, as determined by the Administrator in its sole discretion from time to time (the “Associate Participants” and, together with the Automatic Participants, the “Participants”). Individuals who qualify under the definition of Automatic Participant under this Section 4 shall automatically, without any independent action by the Administrator, become eligible to and shall participate in the Plan as Participants as of such date. Prior to a Change in Control, in the event that an individual no longer meets the definition of Automatic Participant, he or she shall automatically, without any independent action by the Administrator, no longer be eligible to participate in the Plan and such individual’s participation shall automatically, without any independent action by the Administrator, be terminated as of such date, subject to Section 14 of this Plan; provided, that for the avoidance of doubt, the Administrator may in its sole discretion elect to designate such individual as an Associate Participant. The Administrator from time to time in its sole discretion shall select and notify any associates of the Company or any of its Subsidiaries who will participate as Participants in the Plan. Individuals who are designated by the Administrator as Associate Participants in accordance with this Section 4 and who, prior to a Change in Control, undergo a change in title or job grade other than for reason of a promotion shall automatically, without any independent action by the Administrator, no longer be eligible to participate in the Plan and such individual’s participation shall automatically, without any independent action by the Administrator, be terminated as of such date, subject to Section 14 of this Plan; provided, that for the avoidance of doubt, the Administrator may in its sole discretion elect to treat any such individual differently in accordance with the terms of the Plan.

5.
No Effect on Equity Awards. This Plan does not alter or amend any vesting or other terms and conditions of any equity-based compensation awards under the Company’s equity incentive compensation plans (including, but not limited to, the American Axle & Manufacturing Holdings, Inc. 2018 Omnibus Incentive Plan or any successor plan), which shall be governed by the terms and conditions set forth in the equity incentive compensation plans and separate written grant agreements.

6.	Change in Control Severance Benefits.

1.	Upon a Qualifying Event, subject to the provisions of the Plan, the Participant shall receive the following benefits:

(a)	A cash amount equal to the participant’s Base Salary multiplied by the applicable Severance Multiple;

(b)	A cash amount equal to the Participant’s Reference Bonus multiplied by the applicable Severance Multiple;

(c)
Any unpaid annual bonus for any completed performance year immediately preceding the year in which the Qualifying Event occurs, notwithstanding anything to the contrary in an applicable plan or award document; and

(d)

(i)
A prorated target annual bonus (as in effect as of the Change in Control Date) for the year of termination if the termination of employment occurs during the calendar year in which the Change in Control occurs; or

(ii)
The greater of (x) the prorated target annual bonus for the year of termination or (y) the prorated target annual bonus for the year in which the Change in Control occurred, if the termination of employment occurs in a calendar year following the calendar year in which the Change in Control occurs.

The amounts payable pursuant to Sections 6.1(a), (b), (c) and (d) shall be made in a cash lump sum on the 60th day following the Date of Separation (the “Payment Date”), provided that the Participant executes the Release and the Release becomes effective and irrevocable in its entirety prior to such date. If the Release does not become effective and irrevocable prior to the 60th day following the Date of Separation, the Company shall have no obligation to make any payments or provide benefits pursuant to this Plan.

2.
Benefits Payment. In addition, upon a Qualifying Event, the Participant (and his or her eligible dependents) shall be entitled to continued participation in the Company’s medical, dental and vision plans, as in effect from time to time, at then-existing participation and coverage levels, for the twenty four-month (24) period immediately following the Participant’s termination of employment (the “Benefit Continuation”). In the event that such Benefit Continuation is not permitted or advisable or the Company, in its sole discretion, elects, in lieu of Benefit Continuation, the Company shall pay to the Participant an amount (in the Company’s determination) equal to the value of the Benefit Continuation in three separate semi-annual installments, with the first payment being made on the Payment Date. Any obligation to provide Benefit Continuation or payment in lieu of such Benefit Continuation, shall cease upon the Participant becoming eligible to receive group health benefits under a program of a subsequent employer or in the event that the Release does not become effective and irrevocable prior to the 60th day following the Date of Separation or the Participant breaches the Restrictive Covenant, except as otherwise provided by law. For the avoidance of doubt, the Participant (and his or her eligible dependents) shall be responsible for paying all employee contributions, deductibles and other cost sharing items under such plans. Nothing in this Section 6.2 shall be construed to impair or reduce a Participant’s rights under COBRA or other applicable law.

3.
Outplacement Services. In addition, upon a Qualifying Event, the Participant shall be entitled to reimbursement for outplacement service costs incurred (which shall include appropriate itemization and substantiation of expenses incurred) within the twenty four-month (24) period immediately following the Participant’s termination of employment, subject to a maximum amount of $30,000; provided that such claims for reimbursement are submitted to the Company within 90 days following the date of invoice. Any obligation to provide such reimbursement shall cease in the event that the Release does not become effective and irrevocable prior to the 60th day following the Date of Separation or the Participant breaches the Restrictive Covenant, except as otherwise provided by law.

4.
General. Nothing in this Section 6 shall be construed to impair or reduce a Participant’s right to any other accrued but unpaid compensation or benefits nor create a right or entitlement to any additional senior executive retirement benefit.

5.
Legal Fees. The Company shall pay all legal fees on a current basis as incurred by a Participant in connection with the Participant’s enforcement of his or her rights under the Plan; provided that such claims for reimbursement are submitted to the Company within 90 days following the date of invoice; provided, however, that in the event a court of competent jurisdiction holds in a final, non-appealable decision that all of the Participant’s claims were entirely without merit or frivolous, the Participant shall repay all legal fees paid by the Company on the Participant’s behalf.

7.	Release and Restrictive Covenant.

1.	Release. A Participant shall only be entitled to receive the payments and benefits pursuant to Section 6 if he or she shall have executed and delivered (and not revoked) a release of claims against the Company and its Subsidiaries (and each of their officers, directors, employees, affiliates, stockholders, etc.) substantially in the form attached hereto as Exhibit B (the “Release”), and such Release is in full force and effect by the 60th day following the Date of Separation. Should the Participant revoke all or any portion of the Release within any such revocation period, then the Participant will be treated hereunder as if he or she did not execute the Release.

2.
Restrictive Covenant. For a period of two (2) years commencing upon a termination of a Participant’s employment either by (i) the Company without Cause or (ii) a resignation by the Participant for Good Reason, during the two (2)-year period commencing on the Change in Control Date (the “Restricted Period”), the Participant shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on a business competitive with the Company in any geographic area in which the Company or any of its Subsidiaries or affiliates (collectively, the “Company Group”) has engaged in business, or is reasonably expected to engage in business during such Restricted Period (including, without limitation, any area in which any customer of the Company Group may be located); provided, however, that nothing herein shall limit the Participant’s right to own not more than 1% of any of the debt or equity securities of any business organization that is then filing reports with the Securities and Exchange Commission pursuant to Sections 13 or 15(d) of the Exchange Act (the “Restrictive Covenant”). (For the avoidance of doubt, amounts payable pursuant to Section 6.1 are partial consideration for the Participant’s compliance with this Restrictive Covenant).

3.
Breach. If a Participant breaches any provision of the Release or the Restrictive Covenant, the Administrator may determine that the Participant (i) will forfeit any unpaid portion of the payments provided pursuant to this Plan and (ii) will repay to the Company any amounts previously paid to him or her pursuant to this Plan.

8.	Section 280G.

1.
Notwithstanding any other provision of this Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or any of its Subsidiaries or affiliates to a Participant or for the Participant’s benefit pursuant to the terms of this Plan or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code and would, but for this Section 8 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Participant’s receipt on an after-tax basis of the greatest amount of payments and benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). Any such reduction shall be made by the Company in its sole discretion consistent with the requirements of Section 409A of the Code.

2.
Any determination required under this Section 8 shall be made in writing in good faith by the accounting firm that was the Company’s independent auditor immediately before the Change in Control (the “Accountants”). The Company and the Participant shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8. The Company shall be responsible for all fees and expenses of the Accountants.

9.
Section 409A. Notwithstanding anything to the contrary contained in this Plan, the payments and benefits provided under this Plan are intended to comply with or be exempt from Section 409A of the Code, and the provisions of this Plan shall be interpreted or construed consistently with that intent. The Administrator may modify the payments and benefits under this Plan at any time solely as necessary to avoid adverse tax consequences under Section 409A; provided, however, that this Section 9 shall not create any obligation on the part of the Administrator to make such modifications or take any other action.

1.	It is intended that the terms “termination” and “termination of employment” as used herein shall constitute a “separation from service” within the meaning of Section 409A.

2.
Anything in the Plan to the contrary notwithstanding, each payment of compensation made to a Participant shall be treated as a separate and distinct payment from all other such payments for purposes of Section 409A.

3.	In no event may a Participant be permitted to control the year in which any payment occurs.

4.
Anything in the Plan to the contrary notwithstanding, if a Participant is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of the Participant’s termination of employment, then any payment or benefit which would be considered “nonqualified deferred compensation” within the meaning of Section 409A that the Participant is entitled to receive upon the Participant’s termination of employment and which otherwise would be payable during the six-month period immediately following the Participant’s termination of employment will instead be paid or made available on the first day of the seventh month following the Participant’s termination of employment (or, if earlier, the date of the Participant’s death).

5.
With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

10.
Clawback. Any amounts payable under the Plan are subject to any policy providing for clawback, recoupment or recovery of amounts that were paid to the Participant as established from time to time by the Committee and adopted prior to a Change in Control. The Company shall make any determination for clawback, recoupment or recovery in its sole discretion and in accordance with any such policy and applicable law or regulation.

11.	Withholding. The Company and its Subsidiaries shall be entitled to withhold from payments to or on behalf of the Participant taxes and other authorized deductions.

12.	Governing Law. This Plan shall be construed, interpreted and governed in accordance with the laws of the State of Michigan, without giving effect to the principles of conflicts of law.

13.
Effect on Other Plans. This Plan supersedes in all respects any severance or change in control benefit plans, arrangements or policies of the Company and its Subsidiaries that apply to Participants upon a Change in Control. Notwithstanding the foregoing, the Company and the Board reserve the right to adhere to other policies and practices that may be in effect for other groups of employees.

14.
Amendment, Modification and Termination. Prior to a Change in Control, this Plan (including Exhibit A) may be modified, amended or terminated at any time by the Administrator without notice to Participants. Notwithstanding any provision in this Plan to the contrary, for a period of two (2) years following a Change in Control, (i) the Plan (including Exhibit A) may not be discontinued, terminated or amended in such a manner that decreases the benefits payable to any Participant or that makes any provision less favorable for any Participant without the consent of the Participant and (ii) the individuals who are Participants in the Plan as of the date of the Change in Control shall remain Participants and their eligibility and participation under this Plan may not be amended or terminated in any way.

15.
No Employment Rights. Neither this Plan nor the benefits hereunder shall be a term of the employment of any employee, and the Company or any of its Subsidiaries or affiliates shall not be obligated in any way to continue the Plan. The terms of this Plan shall not give any employee the right to be retained in the employment of the Company or any of its Subsidiaries or affiliates.

16.	Effective Date and Term. This Plan originally became effective on February 19, 2015. The Effective Date of this Plan as now amended and restated is [___] (the “Effective Date”)

Exhibit A
Severance Multiples

Participants	Applicable Severance Multiple
All Automatic Participants	2
All Associate Participants	1.5

Exhibit B
FORM OF WAIVER AND RELEASE
This Waiver and Release, dated as of __________ , (this “Release”) is by and between [NAME] (the “Participant”) and American Axle & Manufacturing Holdings, Inc., a Delaware corporation (the “Company,” and together with its subsidiaries and affiliates, the “Company Group”).
WHEREAS, the Participant participates in the American Axle & Manufacturing Holdings, Inc. Change in Control Plan (the “Plan”); and
WHEREAS, pursuant to Section 7 of the Plan, the Participant has agreed to execute and deliver a release and waiver of claims of the type and nature set forth herein as a condition to his entitlement to certain payments and benefits upon a Qualifying Event (as defined in the Plan), occurring on __________ (the “Termination Date”).
NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received or to be received in accordance with the terms of the Plan, the Participant and the Company agree as follows:
1. Return of Property. On or prior to the Termination Date, the Participant represents and warrants that he or she will return all property made available to him or her in connection with his or her service to the Company Group, including, without limitation, credit cards, any and all records, manuals, reports, papers and documents kept or made by the Participant in connection with his or her employment as an officer or employee of the Company Group, all computer hardware or software, cellular phones, files, memoranda, correspondence, vendor and customer lists, financial data, keys and security access cards.
2. Participant Release.
(a) General Release. In consideration of the payments and benefits provided to the Participant under the Plan and after consultation with counsel, the Participant, on behalf of himself or herself and each of the Participant’s respective spouses, dependents, heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Participant Parties”) knowingly and voluntarily hereby irrevocably and unconditionally release and forever discharge the members of the Company Group and each of their former, current and future respective officers, employees, directors, shareholders, consultants, insurers and agents and their successors and assigns, in their corporate and individual capacities (“Company Parties”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings, expenses (including attorney’s fees) or liabilities of whatever kind or character (collectively, “Claims”) that the Participant Parties may have, or in the future may possess, arising out of (i) the Participant’s employment relationship with and service as an employee, officer or director of the Company Group, and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date the Participant signs this Release; provided, however, that the Participant does not release, discharge or waive (w) any rights to payments and benefits provided under the Plan that are contingent upon the execution by the Participant of this Release, (x) any right the Participant may have to enforce this Release or the Plan, (y) the Participant’s eligibility for indemnification in accordance with the Company’s certificate of incorporation, bylaws or other corporate governance document, or any applicable insurance policy, with respect to any liability he or she incurred or might incur as an employee, officer or director of the Company Group, or (z) any claims for accrued, vested benefits under any long-term incentive, employee benefit or retirement plan of the Company subject to the terms and conditions of such plan and applicable law including, without limitation, any such claims under the Employee Retirement Income Security Act of 1974, as amended.
This Section 2(a) is intended to be as broad as the law allows, and includes, but is not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith or fair dealing, express or implied, any tort or common law claims and any legal restrictions on the Company’s right to terminate employees. This Section 2(a) shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that the Participant may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, and the Sarbanes-Oxley Act of 2002, each as amended, and any other federal, state, local or foreign statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Company Parties and the Participant Parties, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of the Participant’s employment relationship, or the termination of his or her employment, with the Company Group. However, this Section 2(a) does not apply to any Claims that the Participant Parties may have as of the date the Participant signs this Release arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Claims arising under ADEA are addressed in Section 2(b) of this Release.
(b) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Participant under the Plan, the Participant Parties hereby unconditionally release and forever discharge the Company Parties from any and all Claims that the Participant Parties may have as of the date the Participant signs this Release arising under ADEA. By signing this Release, the Participant hereby acknowledges and confirms the following: (i) the Participant was advised by the Company in connection with his or her termination to consult with an attorney of his or her choice prior to signing this Release and to have such attorney explain to the Participant the terms of this Release, including, without limitation, the terms relating to the Participant’s release of claims arising under ADEA, and the Participant has in fact consulted with an attorney; (ii) the Participant was given a period of not fewer than [21][45] days, [to the extent required by ADEA,] to consider the terms of this Release and to consult with an attorney of his or her choosing with respect thereto; and (iii) the Participant knowingly and voluntarily accepts the terms of this Release. The Participant also understands that he or she has seven days following the date on which he or she signs this Release (the “Revocation Period”) within which to revoke the release contained in this paragraph, by providing the Company a written notice of his or her revocation of the release and waiver contained in this paragraph. No such revocation by the Participant shall be effective unless it is in writing and signed by the Participant and received by the Company prior to the expiration of the Revocation Period.
(c) Whistleblower Rights. The Participant understands and acknowledges that the Participant has the right under U.S. federal law to certain protections for cooperating with or reporting legal violations to the SEC and/or its Office of the Whistleblower, as well as certain other governmental entities. No provisions in this Release are intended to prohibit the Participant from disclosing this Release to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity, and the Participant may do so without disclosure to the Company. The Company may not retaliate against the Participant for any of these activities.
3. No Assignment. The Participant represents and warrants that he or she has not assigned any of the Claims being released under this Release.

4. Proceedings.
(a) General Agreement Relating to Proceedings. The Participant represents and warrants that he or she has not filed, and he or she agrees not to initiate or cause to be initiated on his or her behalf, any complaint, charge, or claim against any Company Party before any local, state or federal agency, court or other body relating to the Participant’s employment or the termination thereof, other than with respect to any claim that is not released hereunder including with respect to the obligations under the Plan (each, individually, a “Proceeding”), and Participant agrees not to participate voluntarily in any Proceeding. The Participant waives any right he or she may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.
(b) Proceedings Under ADEA. Section 4(a) shall not preclude the Participant from filing any complaint, charge or claim challenging the validity of the Participant’s waiver of Claims arising under ADEA (which is set forth in Section 2(b) of this Release). However, both the Participant and the Company confirm their belief that the Participant’s waiver of claims under ADEA is valid and enforceable, and that their intention is that all claims under ADEA will be waived.
(c) Certain Administrative Proceedings. In addition, Section 4(a) shall not preclude the Participant from filing a charge with or participating in any administrative investigation or proceeding by the Equal Employment Opportunity Commission or another Fair Employment Practices agency. The Participant is, however, waiving his or her right to recover money in connection with any such charge or investigation. The Participant is also waiving his or her right to recover money in connection with any charge filed by any other entity or individual, or by any federal, state or local agency.
5. Remedies.
(a) The Participant understands that by entering into this Release he or she will be limiting the availability of certain remedies that he or she may have against the Company Group and his or her ability to pursue certain claims against the other party.
(b) Each of the parties acknowledges and agrees that the remedy at law available to such party for breach of any of the obligations under this Release would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, each of the parties acknowledges, consents and agrees that, in addition to any other rights or remedies that such party may have at law or in equity, such party shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or security, restraining the other party from breaching its obligations under this Release. Such injunctive relief in any court shall be available to the relevant party, in lieu of, or prior to or pending determination in, any arbitration proceeding.
6. Cooperation. From and after the Termination Date, the Participant shall cooperate in all reasonable respects with the Company Group and their respective directors, officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving the Company Group, including any such action, proceeding, investigation or litigation in which the Participant is called to testify.
7. Restrictive Covenants. The Participant agrees and acknowledges that he or she remains subject to any and all restrictive covenants he or she is bound by for the benefit of any member of the Company Group, including covenants not to compete or solicit.

8. Unfavorable Comments.
(a) The Participant agrees to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically: (i) any derogatory comment concerning any Company Party, or (ii) any other comment that could reasonably be expected to be detrimental to the business or financial prospects or reputation of any Company Party.
(b) The Company agrees to instruct its directors to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically: (i) any derogatory comment concerning the Participant, or (ii) any other comment that could reasonably be expected to be detrimental to the Participant’s business or financial prospects or reputation.
9. Severability Clause. In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative.
10. Non-admission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or the Participant.
11. Governing Law. All matters affecting this Release, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Michigan applicable to contracts executed in and to be performed in that State.
THE PARTICIPANT ACKNOWLEDGES THAT HE OR SHE HAS READ THIS RELEASE, THAT HE OR SHE HAS REVIEWED IT WITH AND OBTAINED THE ADVICE OF COUNSEL AND THAT HE OR SHE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE OR SHE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASES PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OR HER OWN FREE WILL.
IN WITNESS WHEREOF, the parties have executed this Release as of the date first set forth above.
AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
By:
PARTICIPANT
By: